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                                                                    EXHIBIT 5(c)

                             SPONSORSHIP AGREEMENT
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     SPONSORSHIP AGREEMENT (the "Agreement"), dated as of ______, 1997 by and between Security Capital (US) Management Group Incorporated, a Delaware corporation ("SC (US) Management") and Security Capital U.S. Real Estate Shares Incorporated, a Maryland corporation ("Fund").

     WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, SC (US) Management serves as investment adviser to the Fund pursuant to an Amended and Restated Investment Advisory Agreement dated December __, 1997 ("Advisory Agreement"), pursuant to which each class of the Fund's shares pays SC (US) Management a monthly management fee in an amount equal to 1/12 of .60% of the average daily net assets of that class (approximately .60% on an annual basis) ("Advisory Fee"); and

     WHEREAS, the Fund and the Sponsor desire to enter into an agreement pursuant to which the Sponsor shall waive the Advisory Fee and/or reimburse the Fund for operating expenses on the terms and conditions hereto set forth;

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.   Duties of Sponsor.  SC (US) Management hereby agrees that from the date
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hereof through December 31, 1998, SC (US) Management shall waive the Advisory
Fee and/or reimburse the Fund to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of: (i) Class I shares of the Fund at 1.00% of the average daily net assets of the Class I shares; and (ii) Class R shares of the Fund at 1.15% of the average daily net assets of the Class R shares.

2.   Annual Review. The Sponsor will review its undertaking to waive the
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Advisory Fee and/or reimburse the Fund as set forth in Paragraph 1 on an annual basis. There is no assurance the Sponsor will continue to waive the Advisory Fee and/or reimburse expenses beyond the specified period. The Sponsor shall notify the Fund promptly of its annual determination with respect to the undertaking hereunder.

3.   Severability.  If any provision of this Agreement shall be found to be
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invalid by a court decision, statute, rule or otherwise, the reminder of this
Agreement shall not be affected thereby.

4.   Notice.  Any notices under this Agreement shall be in writing addressed and
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delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until
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further notice to the other party, it is agreed that the address of the SC (US)
Management and the Fund shall be 11 South LaSalle Street, Second Floor, Chicago, Illinois 60603.

5.   Miscellaneous.  Each party agrees to perform such further actions and
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execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the State of Illinois without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                       SECURITY CAPITAL U.S. REAL ESTATE SHARES
                                       INCORPORATED


                                    By:
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                                       SECURITY CAPITAL (US) MANAGEMENT GROUP
                                       INCORPORATED


                                    By:
                                       -----------------------------------------